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                                                                     EXHIBIT 4.1



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                             POGO PRODUCING COMPANY


                             ----------------------


                                Second Amendment

                            Dated as of July 16, 1999

                                       to

                      Amended and Restated Credit Agreement

                           Dated as of August 1, 1997


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            SECOND AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

         THIS SECOND AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT, dated as of July 16, 1999 (the "Amendment"), among POGO PRODUCING COMPANY, a Delaware corporation (the "Borrower"), the various financial institutions which are or may become parties to the Credit Agreement, as amended hereby (collectively, the "Lenders"), BANK OF MONTREAL, acting through its Chicago, Illinois branch, (the "Bank"), as administrative agent (the "Agent") for the Lenders, and PARIBAS, formerly known as Banque Paribas, as documentation agent (either the "Documentation Agent" or "Co-Agent", and together with the Agent, the "Agents"), for the Lenders,

                               W I T N E S S E T H

         WHEREAS the Borrower, the Lenders and the Agents are parties to a certain Amended and Restated Credit Agreement, dated as of August 1, 1997, as previously amended (the "Credit Agreement"); and

         WHEREAS the Borrower desires to amend certain provisions of the Credit Agreement;

         NOW, THEREFORE, the parties hereto hereby agree as follows:

         1. DEFINITIONS. Unless otherwise defined herein or the context otherwise requires, or except as the definition may be amended by this Amendment, terms used in this Amendment, including its preamble and recitals, shall have the meanings provided in the Credit Agreement, as hereby amended.

         2. AMENDMENTS TO CREDIT AGREEMENT.

         (a) The definition of "Fixed Charges", "Guarantee", "Indebtedness", "Non-Standard Determination", "Senior Debt" and "Stated Maturity Date" appearing in Section 1.1 of the Credit Agreement is amended hereby in its entirety to the following:

         " "Fixed Charges" means, for any period, without duplication, the sum of (i) the total interest charges (including the interest component of capitalized leases) which, in accordance with GAAP, would be included on the consolidated statements of income for the Borrower, its Subsidiaries and Affiliates, for such period, net of interest income, plus (ii) dividends paid by the Borrower on its preferred and preference stock during such period plus (iii) the current portion of Specified Debt (including Non-Recourse Indebtedness but excluding current maturities of any Loan outstanding hereunder) and the current portion of production payments to be paid by the Borrower, its Subsidiaries and Affiliates, as of the end of such period, plus (iv) the amount of mandatory redemptions of preferred stock to be made by the Borrower in cash during the succeeding twelve-month period (excluding redemptions of shares




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         of such preferred stock held by Subsidiaries or Affiliates of the
         Borrower), plus (v) distributions made in respect of any Hybrid Preferred Securities issued by any Hybrid Preferred Securities Subsidiary."

         " "Guarantee" means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the debt or other obligation to pay money of or, in respect of, any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person, provided, however, that any agreement, undertaking or arrangement by which the Borrower or any Subsidiary guarantees any payments with respect to any Hybrid Preferred Securities shall not constitute a Guarantee hereunder. The amount of any Person's obligation under any Guarantee shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount (or maximum outstanding principal amount, if larger) of the debt, obligation or other liability guaranteed thereby."

         " "Indebtedness" of any Person means, without duplication:

                           (a) all obligations of such Person for borrowed money
                  and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

                           (b) all obligations, contingent or otherwise,
                  relative to the face amount of all letters of credit (except those which have as collateral cash or Cash Equivalent Investments, whether or not drawn), and banker's acceptances issued for the account of such Person;

                           (c) all obligations of such Person as lessee under
                  leases which have been or should be, in accordance with GAAP, recorded as Capitalized Lease Liabilities except to the extent such obligations are offset by the contractual obligations of a third party to make payments to such Person to reimburse such Person for a portion of such Capitalized Lease Liabilities and such third party is current with respect to such payments;

                           (d) all other items which, in accordance with GAAP,
                  would be included as liabilities on the liability side of the balance sheet of such Person as of the date at which Indebtedness is to be determined except that, in the case of the Borrower, any preferred stock of the Borrower, now existing or hereafter issued, which by its express terms is not required to be redeemed in cash, property, notes or other debt instruments by either



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                  the Borrower or the holder of such preferred stock prior to a date seven years after the Effective Date, is excluded from Indebtedness;

                           (e) net liabilities of such Person under all Hedging
                  Obligations;

                           (f) whether or not so included as liabilities in
                  accordance with GAAP, advance payment agreements on which performance is incomplete and all obligations of such Person to pay the deferred purchase price of property or services, and indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; and

                           (g) all Guarantees of such Person in respect of any
                  of the foregoing.

         For all purposes of this Agreement, the Indebtedness of any Person shall include the greater of that portion of the Indebtedness of any partnership or joint venture for which such Person is (a) by operation of law, or (b) contractually liable. Indebtedness of a Person shall not include any Hybrid Preferred Securities issued by such Person, any subordinated debt or other obligations of such Person initially issued to any Hybrid Preferred Securities Subsidiary in connection with the issuance of Hybrid Preferred Securities by such Hybrid Preferred Securities Subsidiary or any guarantee by such Person of payments with respect to any Hybrid Preferred Securities."

         " "Non-Standard Determination" means a determination or redetermination of the Borrowing Base that may be made either (i) in the event that Borrower fails to comply with the delivery requirements for Reserve Reports or Alternate Reserve Reports set forth in Section 7.2(e), (ii) upon the occurrence of any event that permits redetermination of the Borrowing Base under Section 8.8, (iii) at the discretion of the Required Lenders, no more than once during any six month period ending either October 31st, or April 30th, as applicable, or (iv) at the request of the Borrower, no more than once during any six month period ending either October 31st, or April 30th, as applicable, in any case as provided in Section 2.6(b)."

         " "Senior Debt" means all indebtedness for borrowed money (including Loans outstanding under this Agreement) other than (a) Subordinated Indebtedness, (b) Non-Recourse Indebtedness, (c) intercompany loans from the Borrower, (d) any Hybrid Preferred Securities issued by such Person, (e) any subordinated debt or other obligations of such Person initially issued to any Hybrid Preferred Securities Subsidiary in connection with the issuance of Hybrid Preferred



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         Securities by such Hybrid Preferred Securities Subsidiary, and (f) any guarantee by such Person of payments with respect to any Hybrid Preferred Securities."

         " "Stated Maturity Date" means

                  (a)  with respect to Revolving Loans, July 1, 2001; and

                  (b) with respect to the Term Loans, July 2, 2003."

         (b) Section 1.1 of the Credit Agreement is amended hereby by adding the following definitions of "Hybrid Preferred Securities" and "Hybrid Preferred Securities Subsidiary" in appropriate alphabetical order:

         " "Hybrid Preferred Securities" means preferred or common equity interests issued by any Hybrid Preferred Securities Subsidiary."

         " "Hybrid Preferred Securities Subsidiary" means any business trust (or similar entity) (i) all of the common equity interest of which is owned (either directly or indirectly through one or more wholly-owned Subsidiaries) by the Borrower, (ii) that has been formed for the purpose of issuing Hybrid Preferred Securities, and (iii) substantially all of the assets of which consist at all times of subordinated debt or other obligations of the Borrower or a Subsidiary of the Borrower and payments made from time to time on such subordinated debt or other obligations."

         (c) Section 2.6 of the Credit Agreement is amended hereby in its entirety to the following:

                  SECTION 2.6 Determination of Borrowing Base.

                  (a) Upon delivery of a Reserve Report or Alternate Reserve Report pursuant to Section 7.2 hereof and provided, that such delivery shall be on or before the dates required therein, then with respect to the annual or semi-annual, as the case may be, determination of the Borrowing Base, the Agent will propose to the Lenders a Borrowing Base for acceptance by the Required Borrowing Base Lenders. If such Borrowing Base, as proposed by the Agent is accepted by the Required Borrowing Base Lenders, then such agreed Borrowing Base shall be communicated by the Agent to the Borrower on or before (i) the next April 30th, in the case of a Reserve Report and (ii) the next October 31st, in the case of an Alternate Reserve Report, and shall remain in effect until the next October 31st or April 30th; provided that if such proposed Borrowing Base is not approved by the Required Borrowing Base Lenders prior to the applicable date then, within thirty (30) days following the applicable date, the Required Borrowing Base Lenders will establish and agree to a Borrowing Base, and such amount will be




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         promptly communicated to the Borrower; provided that the then current
         Borrowing Base shall remain in effect until the Borrower is notified of the new Borrowing Base. The new Borrowing Base shall become effective as of the date that the Borrower receives notification from the Agent of the new Borrowing Base. The Borrowing Base, as determined and established pursuant to this Section 2.6(a) shall be subject, at all times, to the redetermination of the then effective Borrowing Base as a result of a Non-Standard Determination.

                  (b) With respect to a Non-Standard Determination of the Borrowing Base, (i) the Agent or the Required Lenders shall have the right, but not the obligation, at any time to notify the Borrower of their intent to perform a Non-Standard Determination of the Borrowing Base and (ii) the Borrower shall have the right to request a Non-Standard Determination by sending a written request to the Agent for the performance of a Non-Standard Determination of the Borrowing Base. In connection with any Non-Standard Determination and notwithstanding the delivery of any new Alternate Reserve Report, the Agent shall propose, and the Required Borrowing Base Lenders shall agree to and approve, a new Borrowing Base which shall become effective upon receipt by the Borrower of notice of such new Borrowing Base until such new Borrowing Base may be redetermined as a result of a scheduled semi-annual determination of the Borrowing Base pursuant to Section 2.6(a). In connection with any Non-Standard Determination, the Borrower shall deliver promptly upon the request of the Agent a new Alternate Reserve Report to the Agent; provided that such Alternate Reserve Report, whether or not delivered, shall in no way impact the Non-Standard Determination of the Borrowing Base by the Agent or the approval of such Borrowing Base by the Required Borrowing Base Lenders."

         (d) Subsection 8.3(k) of the Credit Agreement is amended hereby by inserting the following prior to the semicolon at the end thereof:

         "and deposit arrangements constituting Liens providing for payments under the bareboat charter and operating agreement relating to the "Tantawan Explorer".

         (e) Subsection 8.4(a) of the Credit Agreement is amended hereby in its entirety to the following:

         " (a) the Indebtedness of the Borrower and its Subsidiaries, less current liabilities (except for current maturities of long-term Indebtedness), Non-Recourse Indebtedness, deferred taxes, deferred credits and, to the extent the same constitutes Indebtedness, Thaipo Limited's Guarantee and assumption of Tantawan Services, LLC's obligations under the bareboat charter and operating agreement relating to the FPSO "Tantawan Explorer", to exceed $500,000,000 on a consolidated basis;".



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         (f) Subsection 8.5(l) of the Credit Agreement is amended hereby in its entirety to the following:

         " (l) Guarantees constituting Indebtedness permitted by Section 8.4 and Thaipo Limited's Guarantee and assumption of Tantawan Services, LLC's obligations under the bareboat charter and operating agreement relating to the FPSO "Tantawan Explorer";".

         (g) Subsection 8.6(a) of the Credit Agreement is amended hereby by inserting the following prior to the semicolon at the end thereof:

         ",and provided further that Hybrid Preferred Securities shall not be treated as capital stock of the Borrower for purposes of this Section 8.6(a)".

         (h) Subsection 8.6(b)(i) of the Credit Agreement is amended hereby by replacing "July 1, 2000" with "July 2, 2001".

         (i) Subsection 8.7(a) of the Credit Agreement is amended hereby in its entirety to the following:

         " (a) any such Subsidiary may liquidate or dissolve voluntarily into, and may consolidate or merge with and into, the Borrower or any other Subsidiary and Tantawan Services LLC may liquidate or dissolve voluntarily and may transfer the bareboat charter and operating agreement (and associated deposit arrangements) relating to the FPSO "Tantawan Explorer" to the joint venturers in the Block B8/32 concession located in the Gulf of Thailand;".

         (j) Section 8.8 of the Credit Agreement is amended hereby in its entirety to the following:

         " SECTION 8.8 Asset Dispositions. At the request of the Agent or the Required Lenders, in their sole discretion, the Borrowing Base may be redetermined at any time in the event that:

                  (a) the aggregate value of assets (including cash accounts, accounts receivable, production payments, and capital stock of or partnership interests in Subsidiaries, but excluding oil, gas, and other liquid or gaseous hydrocarbons sold in the ordinary course of business) sold, transferred, leased, contributed, or otherwise conveyed by the Borrower and its Subsidiaries other than to the Borrower or its Subsidiaries or as permitted by Section 8.7, or to which the Borrower and its Subsidiaries may grant options, warrants, or other rights, shall exceed, in any one transaction or in the aggregate since the last redetermination of the Borrowing Base, $10,000,000. Notwithstanding the foregoing, the Borrower and its Subsidiaries may grant, sell, or convey production payments as



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         permitted by this Agreement in connection with Non-Recourse
         Indebtedness. For purposes of this Section 8.8(a), the value of any asset is the greater of its book value or fair market value at the time of any disposition; or

                  (b) the Discounted Present Value of Borrowing Base Properties sold, transferred, leased, contributed or otherwise conveyed by the Borrower to any Subsidiary shall exceed, in any one transaction or in the aggregate since the last redetermination of the Borrowing Base, ten percent (10%) of the Discounted Present Value of all Borrowing Base Properties without first obtaining the consent of the Required Lenders, which consent shall not be unreasonably withheld, and shall not require the payment of a fee or other compensation by the Borrower.

         Any redetermination of the Borrowing Base pursuant to this Section 8.8 shall be a Non-Standard Determination."

         (k) Subsection 8.9(a) of the Credit Agreement is amended hereby by replacing "July 2, 2002" with "July 2, 2003".

         3. REPRESENTATIONS AND WARRANTIES.

         In order to induce the Lenders and the Agents to enter into this Amendment, the Borrower hereby reaffirms, as of the date hereof, its representations and warranties contained in Article VI of the Credit Agreement (except to the extent any such representation and warranty relates solely to an earlier date) and additionally represents and warrants as follows:

         3.1 Organization. The Borrower and each of its corporate Subsidiaries is a corporation validly organized and existing and in good standing under the laws of the state, or country, of its incorporation, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the nature of its business requires such qualification, except where failure to qualify would not have a material adverse effect on the business or financial condition of the Borrower and its Subsidiaries taken as a whole or the Borrower's ability to perform the Loan Documents, as such may be amended hereby, or this Amendment. Each of the Borrower's Subsidiaries which is organized as a partnership is validly organized and existing and in good standing under the laws of the state of its formation, and is duly qualified to do business and is in good standing as a foreign partnership where the nature of its business requires such qualification, except where failure to qualify would not have a material adverse effect on the business or financial condition of the Borrower, or the Borrower and its Subsidiaries taken as a whole or the Borrower's ability to perform under the Loan Documents, as such may be amended hereby, or this Amendment. The Borrower and each of its Subsidiaries has full power and authority and holds all requisite governmental licenses, permits and other approvals to enter into and perform its Obligations under the Credit Agreement, as amended hereby, each other Loan Document and this Amendment and to own and hold under lease its property and to conduct its business substantially as currently conducted by it.




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         3.2 Due Authorization, Non-Contravention. The execution, delivery and performance by the Borrower of this Amendment and the consummation of the transactions contemplated hereby and by the Credit Agreement as so amended, are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, and do not

                           (a) contravene the Borrower's Organic Documents;

                           (b) contravene any contractual restriction, law or governmental regulation or court decree or order binding on or affecting the Borrower or any Subsidiary; or

                           (c) result in, or require the creation or imposition of, any Lien on any properties of the Borrower or its Subsidiaries except as Liens will be imposed, created, or required upon execution and delivery of the Security Documents pursuant to Section 7.11 of the Credit Agreement.

         3.3 Governmental Approval. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery or performance by the Borrower of this Amendment.

         3.4 Validity, etc. This Amendment and the Credit Agreement as amended hereby constitute the legal, valid and binding obligations of the Borrower, enforceable in accordance with their respective terms except as such enforceability is subject to the effect of (i) any applicable bankruptcy, insolvency, reorganization or similar law relating to or affecting creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), including concepts of materiality, reasonableness, good faith and fair dealing.

         4. COVENANT.

         The Borrower agrees that, at the request of the Agent, Borrower will enter into a restated Credit Agreement with the Agents and the Lenders in substantially the form of the Credit Agreement as amended by this Amendment.

         5. EFFECT OF AMENDMENT.

         This Amendment shall be deemed to be an amendment to the Credit Agreement, and the Credit Agreement, as amended hereby, is hereby ratified, approved and confirmed in each and every respect. All references to the Credit Agreement in any other document, instrument, agreement or writing shall hereafter be deemed to refer to the Credit Agreement as amended hereby.




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         6. GOVERNING LAW, SEVERABILITY, ETC.

         THIS AMENDMENT SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF ILLINOIS. Whenever possible each provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Amendment shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Amendment.

         THIS WRITTEN AMENDMENT AND THE CREDIT AGREEMENT AS AMENDED BY THIS AMENDMENT REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

         7. MISCELLANEOUS.

         7.1 Successors and Assigns. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

         7.2 Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         7.3 Effectiveness. This Amendment shall become effective when (i) counterparts hereof executed on behalf of the Borrower and each Lender (or notice thereof satisfactory to the Agent) shall have been received by the Agent, and (ii) notice thereof shall have been given by the Agent to the Borrower and each Lender.




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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the day and year first written above.

                                          POGO PRODUCING COMPANY


                                          By: /s/ JOHN W. ELSENHANS
                                             -----------------------------------
                                          Name: John W. Elsenhans
                                          Title: Vice President and Chief
                                                 Financial Officer



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                                      BANK OF MONTREAL, acting through its U.S.
                                      branches and agencies, including initially its Chicago Illinois branch, as Agent


                                      By: /s/ SARA J. TEASDALE
                                         ---------------------------------------
                                      Name: Sara J. Teasdale
                                      Title: Director





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                                      PARIBAS, formerly known as Banque Paribas,
                                      as Documentation Agent


                                      By: /s/ DOUGLAS R. LIFTMAN
                                         ---------------------------------------
                                      Name: Douglas R. Liftman
                                      Title: Director

                                      By: /s/ MARIAN LIVINGSTON
                                         ---------------------------------------
                                      Name: MARIAN LIVINGSTON
                                      Title: VICE PRESIDENT




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                                      BANK OF MONTREAL, as a Lender


                                      By: /s/ MELISSA BAUMAN
                                         ---------------------------------------
                                      Name: Melissa Bauman
                                      Title: Director





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                                      PARIBAS, formerly known as Banque Paribas,
                                      as a Lender


                                      By: /s/ MARIAN LIVINGSTON
                                         ---------------------------------------
                                      Name: MARIAN LIVINGSTON
                                      Title: VICE PRESIDENT

                                      By: /s/ BETSY JOCHER
                                         ---------------------------------------
                                      Name: BETSY R. JOCHER
                                      Title: ASSISTANT VICE PRESIDENT




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                                      BANKBOSTON, N.A., as a Lender


                                      By: /s/ TERRENCE RONAN
                                         ---------------------------------------
                                      Name: Terrence Ronan
                                      Title: Director





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                                      BANK OF AMERICA, N.A., formerly
                                      NationsBank, N.A., as a Lender


                                      By: /s/ MARY LOUISE ALLEN
                                         ---------------------------------------
                                      Name: Mary Louise Allen
                                      Title: Vice President




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                                      ABN AMRO BANK N.V., as a Lender


                                      By: /s/ ROBERT J. CUNNINGHAM
                                         ---------------------------------------
                                      Name: Robert J. Cunningham
                                      Title: Group Vice President


                                      By: /s/ W. BRYAN CHAPMAN
                                         ---------------------------------------
                                      Name: W. Bryan Chapman
                                      Title: Group Vice President



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                                      SOCIETE GENERALE, as a Lender


                                      By: /s/ RICHARD A. ERBERT
                                         ---------------------------------------
                                      Name: RICHARD A. ERBERT
                                      Title: VICE PRESIDENT




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                                      TORONTO DOMINION (TEXAS), INC., as a
                                      Lender


                                      By: /s/ CAROL BRANDT
                                         ---------------------------------------
                                      Name: CAROL BRANDT
                                      Title: VICE PRESIDENT




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                                      THE SANWA BANK LIMITED, NEW YORK
                                      BRANCH, as a Lender


                                      By: /s/ [ILLEGIBLE]
                                         ---------------------------------------
                                      Name:
                                      Title:







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